PARTICIPATION AGREEMENT
进区协议

This participation agreement (the "Agreement") is entered as of the 13 day of January, 2022 (the "Effective Date") by and between Foresight Automotive Ltd. , a company registered under the laws of the State of Israel, registration no. 515287480 (the **"Company"**) and the Administrative Office of China Israel Changzhou Innovation Park (**"CICP"**) a public institution with legal person status registered under the laws of the People's Republic of China (**"PRC"**) (the Company and CICP shall be referred to hereinafter, each as a **"Party"** and collectively the **"Parties"**).

本进区协议(以下简称"协议")由以色列 Foresight Automotive 公司与中国以色列常州创新园管理办公室于 年____ 月____ 日(以下简称"生效日")签订。以色列 Foresight Automotive公司是一家根据以色列法律注册的公司，注册号______(以下简称"公司")，中国以色列常州创新园管理办公室("CICP")是根据中国法律登记的公共机构法人(以下提到的公司和CICP,各自称为"一方"和集体称为"双方")。

WITNESSETH:

WHEREAS, through friendly consultation between the Parties, the Company has decided to invest in and establish a wholly foreign-owned enterprise (the **"WFOE"**) in Changzhou Park which is administrated by CICP (the **"Park"**);

鉴于，经双方友好协商，公司决定在常州投资设立外商独资企业(以下简称"外资企业")，由中国以色列常州创新园管理办公室(以下简称"园区")管理；

WHEREAS, the Parties fully understand that the signing of this Agreement is a condition precedent to the establishing and registering the WFOE in the Park;

鉴于，双方充分理解，本协议的签署是在园区设立和注册外商独资企业的先决条件；

WHEREAS, the Parties wish to set forth in this Agreement their respective rights and covenants including with respect to the WFOE's participation in the Park;

鉴于，双方希望在本协议中规定各自的权利和义务，包括关于外商独资企业落户园区的权利和义务；

Now, therefore, in consideration of the mutual promises and representations, warranties and covenants set forth herein, the Parties hereby agree as follows:

因此，鉴于双方在此处作出的承诺、声明，双方在此达成如下协议:

1. PREAMBLE, DEFINITIONS AND CONSTRUCTIONS
1.序言，定义和结构

1.1 The Preamble herein-above and the Appendices attached hereto form an integral part hereof. The headings of the clauses of this Agreement have been inserted for convenience only and shall not be used for interpretation of the Agreement.

1.1 以上序言及附件构成本合同不可分割的组成部分。本协议条款的标题仅为方便

AUTOMOTIVE Ltd.
Reg. No 515287480

起见而插入，不得用于解释本协议。

1.2 Terms defined in this Section 1 and/or parenthetically defined elsewhere in this Agreement shall throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or the plural, as sense shall require.

1.2 本协议第 1 条中定义的术语和/或本协议其他部分中附带定义的术语在整个协议中均具有此处或彼处规定的含义。定义的术语可根据语义需要使用单数或复数。

1.3 **"Business License"**-means the business license to be issued to the WFOE by the State Administration Bureau for Industry and Commerce of the PRC and/or the local branch thereof, as required by PRC Law.

1.3 《营业执照》——指中华人民共和国国家工商行政管理局及其地方分支机构根据中华人民共和国法律规定向外资企业颁发的营业执照。

1.4 **"Cost of Utilities"**-means the cost of water and electricity used by the WFOE.

1.4 “公用事业费用”——指外资企业使用的水电费用。

1.5 **"Full-time Chinese Employees"**-means employees holding nationality of People's Republic of China, Hong Kong SAR, Macau SAR and Taiwan province who work full time according to their employment agreements.

1.5 “全职中国雇员”——是指雇员具有中华人民共和国国籍、香港特别行政区籍、澳门特别行政区籍和台湾省籍的，并根据雇佣协议全职工作的雇员。

1.6 **"Israeli Employees"**-means employees of the WFOE that hold nationality of the State of Israel.

1.6 “以色列雇员”——指持有以色列国籍的外资企业雇员。

1.7 **"Incentive Appendix"**-means **Appendix A** hereto which set forth the incentives and benefits available to the WFOE under this Agreement.

1.7 “奖励附录”——指本协议附录 A，其中规定了外资企业在本协议项下可获得的奖励和优惠政策。

1.8 **"PRC Law"**-means the officially promulgated laws, decrees, rules and regulations of the PRC.

1.8 “中华人民共和国法律”—— 指中华人民共和国正式颁布的法律、法令、规章制度。

1.9 **"Qualified Equipment"**-means the manufacturing equipment purchased by the WFOE during the Qualified Period.

1.9 “合格设备”——指外资企业购买的在合格期内的生产设备。

1.10 **"Qualified Equipment Document"**-means a list of Qualified Equipment and all related Chinese invoices.

1.10 “合格设备文件”——指合格设备清单和所有相关票据。

1.11 **"Qualified Period"**-means a period of twelve (12) calendar months, which starts from the date of the first calendar month after the Company purchases its first Qualified Equipment.

1.11 “合格期” ------指 12 个日历月的期限，自公司购买第一批合格设备后的第一个日历月的日期开始计算。

2.BASIC UNDERSTANDING

2. 基本信息

2.1 The Company shall, with the assistance of CICP, establish the WFOE within the Park. The Company will make minimal registered capital of $__100,000__. Registered capital can be injected in batches, and the company inject capital according to their own needs. The first actual paid-up capital is $ __30,000__.

2.1 公司将在园区的协助下，在园区内设立外商独资企业。外商独资企业注册资本为 __10__万美元。注册资本可以分批注入，企业根据自身需求注入资本。首笔实际缴纳资本为__3__万美元。

2.2 CICP hereby undertakes to provide or grant the WFOE or ensure that the WFOE is provided or granted with all the incentives and benefits listed in Sections 3-9 of this Agreement and in the Incentive Appendix.

2.2 园区在此承诺向外商独资企业提供本协议第 3-9 条和奖励附录中列出的所有奖励和福利。

2.3 The total amount of Financial Support as stated in Section 3 of this Agreement and Human Resource Incentives as stated in Section 4 of this Agreement shall not exceed RMB 1,600,000 (1.6 Million RMB).

2.3 本协议第 3 条规定的金融支持总额和第 4 条规定的人力资源奖励总额不得超过 160 万元人民币。

2.4 The incentives with respect to Facilities, Tax Incentives and Consulting and Support Services are not included in the aforementioned amount of RMB 1,600,000 (1.6 Million RMB).

2.4 上述 160 万元人民币不包括设施、税收优惠、咨询和支持服务等方面的优惠。

2.5 It is acknowledged and agreed that the WFOE shall not be required to remain in the Park for any identified period of time.

2.5 双方确认并同意，外商独资企业不会被要求在任何时间段内留在园区。

3. FINANCIAL SUPPORT

3. 金融支持

3.1 **Grant.** CICP shall facilitate the WFOE to receive a one-time general grant (the "General Grant") in the amount specified in the Incentive Appendix.

3.1 补贴。园区应促使外商独资企业获得奖励附录中规定金额的一次性一般性补贴（“一般性补贴”）。

3.2 **Awards.** CICP shall facilitate the WFOE to receive the awards (the **"Awards"**) specified in the Incentive Appendix. The Awards include the following:

3.2 奖励。园区应促使外商独资企业获得奖励附录中规定的奖励(以下简称“奖

FORESIGHT AUTOMOTIVE Ltd. Reg. No 515287480

励"）。奖项包括：

3.2.1 The WFOE will be entitled to apply for additional award as specified in Section 2.1 of the Incentive Appendix from Changzhou Science and Technology Bureau.

3.2.1 以色列外商企业将根据附录 2.1 的规定的常州科技局奖励办法，向常州科技局申请额外奖励。

3.2.2 If the WFOE is a sales-oriented WFOE, subject to the WFOE demonstrating a shift from sales-oriented activities to R&D or manufacturing activities, the WFOE shall receive a one-time award as specified in Section 2.2 of the Incentive Appendix. (R&D or manufacturing activities includes but is not limited to product testing, etc.)

3.2.2 如果外商独资企业有意从销售导向的业务活动转型为研发或制造业务的情况下，外商独资企业将获得奖励附录 2.2 节中规定的一次性奖励。（研发或制造业务包含但不限于产品测试等）

*This award need WFOE to provide materials such as the testing service agreement with the third-party company, the amount involved, the testing photos and so on.

*该笔奖励兑现需外商独资企业提供与第三方公司关于产品测试服务协议及涉及的金额往来票据、现场测试照片等材料。

3.2.3 Following the expiration of the third year of registration of the WFOE, subject to receiving a "High-Tech Enterprise" status according to the relevant rules and regulations of Ministry of Science and Technology of the PRC, the WFOE shall receive a one-time award as specified in Section 2.3 of the Incentive Appendix.

3.2.3 外商独资企业注册满三年,并依据中华人民共和国科学技术部的有关规定获得"高新技术企业"资格,外商独资企业将获得奖励附录 2.3 节中规定的一次性奖励。

3.2.4 Israeli WFOEs with authorized domestic or foreign patents registered following their entry to the Park may be eligible for an award as specified in Section 2.4 of the Incentive Appendix from CICP for each invention patent.

3.2.4 在进驻园区后注册国内外授权专利的以色列企业，将获得奖励附录第 2.4 条中规定的发明专利奖励。

4. HUMAN RESOURCES

4. 人力资源

CICP shall assist and support the Company with the following:

园区将在以下方面协助和支持公司：

4.1 **Talent Subsidy for Israeli Employees.** From the day when WFOE obtains the business license, Israeli Employees working in the WFOE for more than 6 (six) months on a yearly basis and receiving Foreign Expert Certificate shall receive an annual subsidy as specified in Section 3 of the Incentive Appendix. This subsidy shall be granted during the last month of each employment year of the applicable employee. The total amount of this subsidy does not exceed RMB 300,000.

4.1 以色列员工人才补贴。自外商独资企业取得营业执照之日起，每年在外商独资企业工作 6 个月以上并取得外国专家证书的以色列员工，按本奖励附录第 3 条的规定，享受年度补贴。此项津贴应于每名雇员受雇年度的最后一个月发放。该项补助总

额最高不超过人民币30万元。

4.2 **Talent Subsidy for Chinese Employees.** Full-time Chinese Employees of the WFOE shall receive the following benefits:

4.2中国员工人才补贴。外商独资企业的全职中国员工享受以下福利:

4.2.1 **PHD Subsidy.** Chinese employees with doctorate degrees employed by the WFOE shall receive a subsidy as specified in Section 4.1 of the Incentive Appendix. This subsidy shall be granted to the WFOE during a period of 5 (five) years from the date of the WFOE's receipt of its Business License and in each of the five years the WFOE shall be granted on a yearly basis of twenty percent (20%) of the one-time subsidy as mentioned in this Section 4.2.1.

4.2.1 博士补贴。外商独资企业聘用的具有博士学位的中国员工，按照奖励附录4.1条的规定，享受一次性补助。该项补助将在外商独资企业收到营业执照五年内发放，每年获得该补助的百分之二十。

4.2.2 **Masters Subsidy.** Chinese employees with master's degrees that are employed by the WFOE within the R&D or the technology innovation department of the WFOE will receive a basis subsidy as specified in Section 4.2 of the Incentive Appendix. This subsidy shall be granted to the WFOE during a period of 5 (five) years from the date of the WFOE's receipt of its Business License and in each of the five years the WOFE shall be granted on a yearly basis of twenty percent (20%) of the one-time subsidy as mentioned in this Section 4.2.2.

4.2.2 研究生补贴。外商独资企业在研发部门或技术创新部门聘用的具有硕士学位的中国员工，按奖励附录4.2条规定，享受一次性补贴。该项补助将在外商独资企业收到营业执照五年内发放，每年获得该补助的百分之二十。

For the avoidance of doubts, said subsidies shall be granted to the WFOE only if the WFOE has obtained its Business License and maintains its main offices within the Park and the applicable employee is employed in the facilities of the WFOE in the Park.

为免存疑，上述补贴仅在外商独资企业取得营业执照并在园区内设有主要办公场所，且相关员工受雇且处于上述办公场所的园区内外商独资企业的情况下给予。

4.3 **Talent Subsidy Fund.** CICP will further provide a general subsidy as specified in Section 4.3 of the Incentive Appendix to the Israeli WFOEs for their daily operation and provides an accommodation subsidies as specified in Section 4.3 of the Incentive Appendix to the Israeli WFOEs for its employees. Both subsidies will be on a one-time basis.

4.3 人才补贴基金。中国以色列常州创新园管理办公室还将为以色列外商投资企业的日常运营提供奖励附录第4.3条规定的一般补贴，并为其员工提供奖励附录4.3条规定的住宿补贴。两项补贴都只补贴一次。

5. FACILITIES AND EQUIPMENT

5. 设施和设备

5.1 **Office Space.** CICP shall provide the WFOE with free plant/office space for the first 2 (two) years from the date when the WFOE completes its registration in the Park. CICP shall also provide a 50% (fifty percent) discount to the monthly rent for the following 3 (three) years after the first two years. The plant/office space provided by CICP shall include basic

FORESIGHT AUTOMOTIVE Ltd. Reg. No 515287450

equipment and facilities such as but not limited to electricity, telephone interface, internet interface, lights and air-conditioning. The size of aforementioned plant/office space shall be minimum 50 (fifty) square meters. The Cost of Utilities shall be paid by the WFOE and the WFOE shall be in charge of its communication to the utility companies. The aforementioned discount and the rent payable thereafter shall be based on a monthly rent that is not higher than the market price as specified in the price list published by CICP and attached in **Appendix B** hereof, as same shall be updated on an annual basis in accordance with the prevailing market rates for the applicable period. The WFOE and CICP (or its management company) shall enter into a lease agreement on the terms specified above.

5.1 办公空间。在以色列外商独资企业需求的基础上，园区将在以色列外商独资企业成立之日起两年内，免费为其提供办公室场地和生产设施场地，接下来的三年内场地租金也将有 50%的折扣优惠。办公室场地包括基本设备和设施（例如电、电话接口、网络接口、灯光、空调等等）。水电费和物业管理费由以色列外商独资企业承担。根据企业需求，办公室场地可以与他人分享，也可以隔断，每片办公场地面积最小为 50 平方米。园区收取的办公室场地租金不会高于市场价，相应市场价在附录B 中体现，但每年会根据市场价格予以调整。外商独资企业与园区(或其下属管理公司)应按上述条款签订租赁协议。

5.2 **Accommodations for Employees.** Upon the Company's request, CICP shall provide accommodation to the employees of the WFOE based on the needs of the employees at a preferential rate.

5.2 员工住宿。园区根据外商独资企业员工的需要，以优惠的价格为其提供住宿。

6. TAX INCENTIVES

6. 税收优惠

6.1 **Corporate Income Tax. Within five years from the date when WFOE issues the invoice,** the WFOE shall receive back from CICP: (i) the entire amount of all the Corporate Income Tax (the "CIT") imposed by the Park local retained portion and paid by the WFOE for the first 2 (two) years since the first year the WFOE generates profits, and(ii) 50% (fifty percent) of the Park local retained portion of the said CIT paid by the WFOE from the third year to the fifth year thereafter. The reimbursement of said sums shall be reported by CICP to the local taxation bureau no later than December 31st of each calendar year, and the aforesaid reimbursement shall be effected when CICP receives such reimbursement from the local taxation bureau. The refund amount of the current year will be transferred to the bank account of WFOE before the second quarter of the next year.

6.1 企业所得税。自外商独资企业开票之日起五年内，外商独资企业可以从园区收到: (i)从外商独资企业产生利润的的第一年开始的头两年的企业所得税园区财政留成部分的全部企业所得税(ii)第三年到第五年的外商独资企业支付的企业所得税的园区财政留成部分的 50%。园区应不迟于每个日历年的 12 月 31 日向当地税务局报告上述款项的返税总金额。返税的总款项将在园区管委会收到当地税务局的返税后生效，并向外商独资企业返还。当年的返税款项将在次年二季度前转入外商独资企业的银行账户。

6.2 **Individual Income Tax. Within five years from the date when WFOE completes its registration in the Park,** CICP guarantees a 100% (one hundred percent) rebate of the Park local retained portion of the Individual Income Tax (the "IIT") for the first 3 (three) years for all Israeli Employees and Chinese Employees (who's annual salary exceeds RMB 300,000) of the WFOE. This reimbursement of said sums shall be reported by CICP to the local tax bureau no later than December 31st of each applicable year with respect to the taxes paid during such

year. The aforesaid reimbursement shall be effected when CICP receives such reimbursement from the local taxation bureau. The refund amount of the current year will be transferred to the bank account of WFOE before the second quarter of the next year.

6.2 个人薪金所得税。自外商独资企业成立之日起三年内，外商独资企业的所有以色列雇员和中国雇员(年薪超过30万元)在前三年内享有 100%的个人薪金所得税园区财政留成部分返还。园区应在每个日历年度的 12 月 31 日前，就该年度所缴纳的税款向当地税务局报告上述款项的返税总金额。返税的总金额将在园区管委会收到当地税务局的返税后生效，并向外商独资企业进行税收返还。当年的返税款项将在次年二季度前转入外商独资企业的银行账户。

6.3 **All tax rates** shall be subjected to the PRC Law.

6.3 所有税率均适用中华人民共和国法律。

7. CONSULTING AND SUPPORT SERVICES

7. 咨询及支援服务

7.1 **Intellectual Property (IP) Protection.** Subject to the WFOE's needs, the WFOE shall be entitled to receive free of charge consultation service from the governmental institutions that are listed on **Appendix C** with respect to IP issues. CICP shall make available to the WFOE access to resources available to address IP issues from a dedicated IP agency for the WFOE's high-tech projects in the Park. Other governmental institutions, as set forth in **Appendix C**, will also provide free of charge consultation on the matters set forth therein.

7.1 知识产权保护。根据外商投资企业的需要，外商投资企业有权从附录 C 所列政府机构免费获得知识产权咨询服务。园区应向外商投资企业提供可用于解决园区内外商投资企业高科技项目的知识产权问题的资源。附录 C 所列的其他政府机构也将就其中所列事项免费提供咨询。

7.2 **Marketing.** The WFOE shall be able to receive free support, management and marketing consulting as well as other services provided by governmental institutions such as but not limited to industry association and chamber of commerce for successfully entering the Chinese market.

7.2 营销。外商独资企业为成功进入中国市场，可免费获得行业协会、商会等政府机构提供的支持、管理、营销咨询等服务。

8. ISRAELI CENTER

8. 以色列中心

Israeli Employees of the WFOE and their relatives shall be able to access a center (the "Israeli Center") which has been established in the Park and is devoted exclusively to the Israeli community and participate in all activities, including but not limited to cultural activates, as well as to use all spaces opening to public.

以色列外商独资企业的员工及其亲属可以享受以色列中心提供的服务。该中心在园区内设立并且全力为以色列社区成员提供独家的服务，包括但不限于文化设施服务，以及其他对公众开放的区域的服务。

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9. OBLIGATIONS OF THE COMPANY AND THE WFOE

9. 公司和外商投资企业的义务

9.1 The Company undertakes that the WFOE will be established in accordance with PRC Law.

9.1 本公司承诺将根据中国法律设立外商独资企业。

9.2 During the operation of the WFOE, the WFOE shall operate in accordance with PRC Law in any and all material aspects and pay taxes in accordance with PRC Law.

9.2 外商独资企业在经营过程中，应按照中华人民共和国法律进行实质性的经营活动，并按照中华人民共和国法律纳税。

9.3 The WFOE shall not exceed the approved business scope stated on its Business License during its operation. If there is any necessary change, the Company or the WFOE shall submit the required applications to the relevant authorities.

9.3 外商独资企业在经营过程中，经营范围不得超过其营业执照上规定的经营范围。如有必要变更，公司或外商独资企业应向有关部门提出变更申请。

9.4 The WFOE shall meet the requirements of fire safety, environmental protection and safe production according to PRC Law during its operation.

9.4 外商独资企业在经营过程中应当符合中华人民共和国法律规定的消防安全、环境保护和安全生产要求。

9.5 If the WFOE ceases all its operations within the Park prior to the expiration of 3 years from the date of receipt of its Business License, then the WFOE shall repay CICP the amount of the said subsidy and tax incentives it actually received prior to ceasing its operations, as aforesaid.

9.5 如外商独资企业在领取营业执照之日起 3 年内停止在园区内的一切经营活动，则外商独资企业应按上述规定，将停止经营前实际收到的上述所有资金补贴和税收优惠退还给园区。

10. OTHER OBLIGATIONS OF CICP

10. 园区的其他义务

10.1 Prior to the establishment of the WFOE, CICP shall provide the Company with a temporary office space to be used until the establishment of the WFOE, subject to the execution of a separate lease agreement.

10.1 在设立外商独资企业之前，园区应向公司提供一个临时办公场所，在设立外商独资企业之前使用，但须签订单独的租赁协议。

10.2 CICP shall guarantee the uninterrupted use of electricity, water and internet by the WFOE in the Park.

10.2 园区应保证园区内外商独资企业可以不间断使用电力、水和互联网。

11. REPRESENTATIONS AND WARRANTIES

FORESIGHT AUTOMOTIVE Ltd. Reg. No 515287480

11. 声明与保证

Each Party hereby represents and warrants to the other that:

双方在此向另一方声明并保证:

11.1 It is a legal person duly organized, validly established and registered as set forth above and is in good standing under the laws of its jurisdiction; [Note: "legal person" is a special term under PRC law which means an entity established under the law.]

11.1 双方是依法组织、有效设立和登记的法人，在其管辖的法律下具有良好信誉; [注:"法人"是中华人民共和国法律下的一个专门术语，指依法成立的实体。]

11.2 It has full legal power and corporate authority to enter into this Agreement and perform its obligations hereunder and has taken all actions required to authorize the execution, delivery and performance of this Agreement;

11.2 其拥有签署本协议并履行其在本协议项下义务的全部法律权力，并已采取一切必要行动授权本协议的签署、交付和履行;

11.3 The execution, delivery and performance of this Agreement contemplated hereby have been duly and effectively authorized by its governing body;

11.3 本协议的签署、交付和履行已得到其管理机构的正式和有效授权;

11.4 Its legal representative named above is duly authorized and empowered to sign this Agreement on its behalf pursuant to a valid power of attorney or board of director's resolution;

11.4 根据有效的委托书或董事会决议，其上述法定代表人已被正式授权签署本协议;

11.5 Upon the signature hereof, this Agreement shall constitute the legal, valid and binding obligations of such Party in accordance with its terms;

11.5 本协议一经签署，即根据其条款构成该方的合法、有效和有约束力的义务;

11.6 The execution, delivery and performance of this Agreement by it will not violate any of its constituent documents, any other agreement or obligation of such Party, or any currently effective law, regulation or decree of its home country that may be applicable to any aspect of the transactions contemplated hereunder or result in the creation or imposition of any encumbrance upon any of its properties or assets pursuant to any corporate charter, by-law, operating agreement, commitment, contract or other agreement or instrument to which it is a party or by which any of its assets or properties is or may be bound or affected or from which it derives benefit;

11.6 本协议的签署、交付和履行不会违反其任何组成文件、该方的任何其他协议或义务或任何现行有效法律，也不违反任何现行规章制度、法令或者任何一方母国的任何有碍于本协议项下交易的任何阻碍，包括但不限于任何公司章程、股东协议、操作协议、承诺、合同或者任何其他协议或契约可能对履行本协议所必须的所有不动产或动产的阻碍，无论这些协议契约或资产是否对协议一方实际履行本协议有任何影响;

11.7 It is not a party to any contract, commitment or agreement, nor any of its properties and assets subject to or bound or affected by any charter, by-law or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of

any kind or character, which would prevent it from entering into this Agreement or from consummating the transactions contemplated hereby;

11.7 本协议任何一方履行本协议的能力不受任何合同、承诺或协议的缔约方，任何章程、法律或其他公司限制，或任何命令、判决、法令、法律、法规、条例、规则、规章或任何类型或性质的其他限制约束或影响的其任何财产和资产的限制，无论这些限制或命令、判决、法令、法律、法规、条例、规则、规章或其他限制会阻止它进入是否同意或完成本协议规定的交易；

11.8 Other than as expressly set forth herein, no consent, authorization or approval of, or exemption by, any person from both Parties is required in connection with the execution by it of this Agreement. To the extent that the co-operation of any person from both Parties is required in the performance by it of its obligations under this Agreement, it has obtained the binding agreement of such person from both Parties to co-operate as required for the full performance of this Agreement in accordance with its terms;

11.8 除本协议明确规定外，任何人在执行本协议时无需获得双方的同意、授权、批准或豁免。如果在履行其在本协议项下的义务时需要双方任何人员的合作，则其已从双方获得该人员的有约束力的协议，以便按照其条款充分履行本协议所需的合作；

11.9 This Agreement is legal, binding and enforceable in accordance with PRC Law;

11.9 本协议符合中国法律，具有法律约束力和可执行性；

11.10 Except for the representations and warranties and other articles in this Agreement, none of the Parties or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Party.

11.10 除本协议中的声明和保证及其他条款外，任何一方或任何其他人均未代表该方作出任何其他明示或暗示的书面或口头声明或保证。

12. GOVERNING LAW

12. 适用法律

The formation, validity, interpretation, execution of this Agreement and settlement of the disputes arising thereof shall be governed by the relevant laws of the People's Republic of China.

本协议的订立、效力、解释、执行及争议的解决均适用中华人民共和国有关法律。

13. SETTLEMENT OF DISPUTES

13. 解决争端

13.1 Any dispute arising from the performance of, or in connection with this Agreement shall be settled through consultations between both Parties. Such consultations shall begin immediately following one Party delivers a written request for consultation to the other Party (the "**Notice**").

13.1 因履行本协议而发生的或与本协议有关的任何争议，双方应通过协商解决。协商应在一方向另一方提交书面协商请求(“通知”)后立即开始。

13.2 The Parties shall make endeavors to reach the settlement within 60 (sixty) working days of such Notice.

FORESIGHT AUTOMOTIVE Ltd. Reg. No 515287483

13.2 双方应努力在收到通知后60个工作日内达成和解。

13.3 If the Parties cannot reach an agreement within the aforementioned 60-day period, either Party may submit the dispute to the Shanghai International Arbitration Center("SHIAC") for arbitration which shall be conducted in accordance with SHIAC's arbitration rules in effect at the time of applying for arbitration.

13.3 如双方在上述60天内不能达成协议，任何一方均可将争议提交上海国际仲裁中心（“SHIAC”）进行仲裁，仲裁应按照申请仲裁时该会现行有效的仲裁规则进行。

13.4 The arbitration shall take place in Shanghai.

13.4 仲裁在上海进行。

13.5 The arbitration panel shall consist of 3 (three) arbitrators.

13.5 仲裁小组应由三名仲裁员组成。

13.6 Each Party shall respectively appoint one arbitrator, the third arbitrator, i.e. the presiding arbitrator shall be jointly appointed by the Parties; if the Parties fail to jointly appoint the third arbitrator, within a period of 20 (twenty) days, the third arbitrator shall be appointed by the chairman of SHIAC following request of either Party.

13.6 双方应各自指定一名仲裁员，第三名仲裁员，即首席仲裁员由双方共同指定；如双方未能共同指定第三名仲裁员，则在20天内，应任一方要求，由SHIAC主席指定第三名仲裁员。

13.7 The arbitration shall be in English.

13.7 仲裁应使用英文。

13.8 Award of the arbitration shall be final and shall bind the Parties.

13.8 仲裁裁决是终局的，对双方均有约束力。

13.9 Such award shall be recognized by and enforced by any court having jurisdiction over the Parties or their assets.

13.9 该裁决应得到对双方或其资产有管辖权的任何法院的承认和执行。

13.10 During the arbitration, this Agreement shall be continually executed by the Parties except for matters in disputes.

13.10 仲裁期间，除争议事项外，双方应继续履行本协议。

13.11 The above will not prevent any Party from applying to any court for writ of injunction or other equivalent remedies to prevent any breach of obligations under this Agreement by the other Party.

13.11 上述规定并不妨碍任何一方向任何法院申请强制令或其他同等救济，以防止另一方违反本协议项下的任何义务。

13.12 Any arbitration cost shall be determined by the arbitration tribunal.
13.12 仲裁费用由仲裁庭决定。

13.13 For the purpose of this arbitration clause, the Company and the WFOE shall be

AUTOMOTIVE Ltd.
Reg. No 516287480

deemed as one Party and CICP as the other Party.

13.13 就本仲裁条款而言，公司和外商独资企业应视为一方，而园区应视为另一方。

14. MISCELLANEOUS

14. 杂项

14.1 Upon its establishment, the WFOE shall ratify this Agreement and become a Party thereto by signing a Joinder in the form attached as **Appendix D** hereto. For the sake of clarity, the Company shall not be liable to any of the undertakings and obligations of the WFOE pursuant to this Agreement following the establishment of the WFOE.

14.1 外商独资企业成立后，应批准本协议，并签署本协议附件 D 格式的加入书，成为本协议的缔约方。为明确起见，本公司对外商独资企业成立后根据本协议所作的任何承诺和义务不承担任何责任。

14.2 This agreement is effective from the date of signing.

14.2 本协议自签署之日起生效。

14.3 This Agreement may be signed in both English and Chinese version, which shall be equally authentic. In case is discrepancy, the English version shall prevail.

14.3 本协议可以用英文和中文两种文字签署，两种文字具有同等法律效力。如有异议，以英文文本为准。

14.4 This Agreement constitute the entire agreement of the Parties with respect of the subject matters hereof and shall supersede all prior discussions, notes, memoranda, negotiations, understandings, and all the documents and agreements between the Parties before the Effective Date of this Agreement, which shall become null and void automatically when this Agreement enters into effect

14.4 本协议构成整个协议双方关于本合约的全部内容,并取代本协议生效之前所有之前的讨论,笔记,备忘录,谈判,理解,和所有的文档，上述所有文档在本协议生效后自动作废。

14.5 Any waiver by any Party at any time of a breach of any term or provision of this Agreement shall not be construed as a waiver by such Party of any subsequent breach, its rights to such term or provision, or any of its other rights hereunder.

14.5 任何一方在任何时候放弃对违反本协议任何条款或规定的任何权利，不应被解释为该方放弃对随后任何违约行为对或对其他该条款或规定的权利，或其在本协议项下的任何其他权利追索权的放弃。

14.6 Unless otherwise expressly provided herein, either Party shall bear, at its own cost and expense without recourse to the other Party, all costs and expenses incurred or to be incurred in performing any of its obligations, undertakings or commitments under this Agreement.

14.6 除非本协议另有明确规定，任何一方均应自费承担或将在履行其在本协议项下的任何义务、承诺或承诺时发生的一切费用和开支，而不向另一方追索。

14.7 If any one or more of the provisions contained in this Agreement or any Appendix hereto shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity and enforceability of the remaining provisions contained herein or therein shall not in any way be effected or impaired.

14.7 如果任何一个或更多的条款包含在本协议或任何附件应是无效的,非法的或无法执行在任何方面在任何适用法律,本文所包含的其余条款的有效性和可执行性或不应以任何方式影响或损害。

14.8 Each Party shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss of malfunction of utilities, computer(hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governable action or the unavailability of any electronic communication facility.); it being understood that the each Party shall use commercially reasonable efforts which are consistent with accepted practices in the industry to resume performances as soon as reasonably practicable under the circumstances.

14.8 在遇到不可控因素时，双方不承担任何责任，这些因素包括但不限于任何现在或将来的法律或法规的规定的政府行动、地震、火灾、洪水、战争、恐怖主义行为、民事或军事动乱、骚乱、计算机(硬件或软件)或通信服务中断、事故、劳资纠纷。双方应作出符合业界公认惯例的商业上合理的努力，在合理可行的情况下尽快恢复履行协议。

14.9 Unless otherwise specifically provided, notices or other communications to each Party required or permitted hereunder shall be sent in the English language only and shall be (a) personally delivered; or (b) transmitted by postage prepaid registered airmail or by international air courier; or (c) transmitted or facsimile with answer-back, followed by registered airmail or air courier. Each Party may change its address and telex/facsimile numbers for the purposes hereof by written notice to the other Party.

14.9 除非另有特别规定，本协议项下要求或允许向各方发送的通知或其他通信应仅以英语发送，并应(a)亲自递送；或(b)以邮资已付的航空挂号邮件或国际航空快件传送；或(c)以回覆方式传送或传真，然后以挂号航空邮件或航空速递方式传送或传真。为达成本协议，任何一方均可向另一方发出书面通知，更改其地址和电传/传真号码。

14.10 All notices and other communications shall be deemed to have been duly given on (a) the date of receipt -if personally delivered; (b) 10 (ten) days after posting -if transmitted by registered airmail or 4 (four) days after sending, if transmittal by air courier; or (c) the date of transmission with confirmed answer-back - if transmitted by facsimile, provided that such transmission was followed by registered airmail or air courier.

14.10 所有通知和其他通信均应被视为在(a)收到日期正式发出，如果是亲自送达；(b)投寄后十(10)天，如以挂号空邮方式投寄则为投寄后四（4）天；或(c)以确认答复 回传的传送日期，如以传真传送，但须在其后以挂号航空邮件或航空快件传送。

14.11 This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

14.11 本协议可签署一份或多份副本(包括通过传真)，每份副本均应构成原件，所有副本合在一起应构成同一份文书，任何一方均可通过签署任何该等副本来签署本协议。

The Administrative Office of China Israel Changzhou Innovation Park

中国以色列常州创新园管理办公室

Representative:

代表:

Date:

日期:

Foresight Automotive Ltd.

Legal Representative: Eli Yoresh

法定代表人:

Date: 13 January, 2022

日期:

FORESIGHT
AUTOMOTIVE Ltd.
Reg. No 515287460

APPENDIX A

附录A

Section	Item	Frequency	Conditions	Amount or Reimburse Rate	Amount to the WFOE
1	General Grant	One-time	The General Grant shall be transferred to the WFOE's business bank account by CICP within 30 (thirty) days following the WFOE's receipt of its Business License and effecting the injection Capital (Minimum USD 30,000) to the bank account of the WFOE.	RMB 300,000	
2	Awards				
	2.1 Award from Changzhou Science and Technology Bureau	One-time	The WFOEs will be entitled to apply for additional award from Changzhou Science and Technology Bureau	RMB 300,000 to the most	
	2.2Manufacturing Award		The WFOE demonstrating a shift from sales - oriented activities to R&D or manufacturing activates. Within 3 years from the date of establishment of WFOE, the subsidy shall not exceed RMB 100,000 per year.	RMB 300,000	
	2.3 High Tech Enterprise Award	One-time	The WFOE authorized as a "High-Tech Enterprise" according to the rules and regulations of China	RMB 200,000-550,000	
	2.4 Patent Award	One-time	The WFOE Obtains authorized domestic or	RMB20,000 for each invention	

			foreign patents	patent	
3	Talent Subsidy for Israeli Employees	Annually	Israeli Employees employed by the WFOE for more than six months and receiving Foreign Expert Certificate, The maximum total subsidy up to RMB 300,000	RMB 50,000 per one per year	
4	Talent Subsidy for Chinese Employees				
	4.1 PHD Subsidy		Chinese employees with doctorate degrees employed by the WFOE	RMB 80,000 each, each year 20% of the total amount for five years	
	4.2 Masters Subsidy		Chinese employees with master's degrees that are employed by the WFOE in its R&D or the technology innovation department	RMB 60,000 each, each year 20% of the total amount for five years	
	4.3Talent Subsidy Fund	One-time	A general subsidy to the WOFEs for daily operation and an accommodation subsidies to the WOFE for its employees.	RMB 100,000 as general subsidy. RMB 50,000 As accommodation subsidies	

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Reg. No [illegible]

序号	项目	次数	条件	金额	
1	一般性补助	一次性补贴	一般性补助在外商投资公司获得营业执照并注入最低注册资本3万美元后30天内由园区转入外商投资公司的银行账户上	人民币30万元	
2	奖励				
	2.1常州科技局奖励	一次性补贴	通过常州市科技局评审的企业将获得一次性经费支持	最多人民币30万元	
	2.2 生产制造奖励	补贴	从销售导向的业务活动转型为研发或制造业务，自以色列外商独资企业成立之日起3年内，每年给予补贴不超过人民币10万元。补贴总额最高不超过人民币30万元	人民币30万元	
	2.3高科技企业奖励	一次性补贴	依据中华人民共和国法律法规认定为“高新技术企业”	人民币 20-55万元	
	2.4专利奖励	一次性补贴	获得认可的国内或国外的专利授权	每个发明专利人民币20000元	
3	以色列员工补贴	每年	为以色列外商独资企业工作超过6个月并获得外国专家证的以色列员工，补贴总额最高不超过30万元	5万/人/年	
4	中国员工补贴				

	4.1博士生补贴	补贴	以色列外商独资企业雇佣、且拥有博士学位的中国员工	每人获得8万元人民币补贴，分五年补贴，每年 20%（16000元）	
	4.2研究生补贴	补贴	在以色列外商独资企业研发或技术创新部门工作、且拥有硕士学位的中国员工	每人获得 6万元人民币补贴，分五年补贴，每年20%（12000元）	
	4.3人才补贴基金	一次性补贴	进一步为以色列外商独资企业的日常运营提供的一般性补贴	10万元人民币的一般性补贴、5万元人民币的员工住宿补贴	

Appendix B

附录B

Rent Price List Provided by CICP

园区提供的办公产地的租金列表

Facility	Rental (RMB/sqm/month)	Management Fee (RMB/sqm/month)
Office (Israel Center)	30	15
Workshop (First Floor)	24	2
Workshop(Second Floor)	22	2
Workshop(Third Floor)	20	2
Workshop(Forth Floor)	18	2

设施	租金 (元/平方米/月)	管理费 (元/平方米/月)
办公室（以色列中心）	30	15
车间(一楼)	24	2
车间(二楼)	22	2
车间(三楼)	20	2
车间(四楼)	18	2

Note:

1. The management fee is property management fee, is the operation, control, and oversight of real estate as used in its most broad terms. Property management involves the processes, systems and manpower required to manage the of all acquired property as defined above including acquisition, control, accountability, responsibility, maintenance, utilization and disposition. The management fee is charged by property management companies.
2. Detailed information as for additional charges such as elevator and electricity transformer charge will be listed in the Participation Agreement between the Israeli Company and the Admin Committee of CICP.
3. Please note the terms and conditions of renting office spaces and production facilities shall be determined by detailed lease agreements between the Israeli WFOEs and CICP/ affiliates of CICP，Subject to actual rental price.

备注:

1. 管理费是物业管理费，是对房地产进行经营、控制和监督的最广义的用语。物

业管理包括管理上述所界定的所有物业所需的程序、制度及人手，包括购置、管制、责任、保养、使用及处置。管理费由物业管理公司收取。

2.电梯、变压器等附加费用的详细信息将在以色列公司与中国以色列常州创新园管理办公室进区协议中列出。

3.请注意租用办公场所和生产设施的条款和条件应由以色列外商独资企业与 CICP 或 CICP 附属公司之间的详细租赁协议确定，以实际租赁价格为准。

AUTOMOTIVE
Reg. No

Appendix C

附录C

List of Governmental Institutions Providing Consulting Service

提供咨询服务的政府机构名单

Support for Company Registration: With the support of the Industry and Commerce Bureau and Environment Protection Bureau in Wujin District and in Changzhou city, CICP Admin Office can provide Israeli WFOEs with a one-stop shop and free-of-charge services for company registration. Professional staff will be assigned to assist with the establishment of the Israeli WFOEs (including but not limited to providing assistance in preparing documentation, including bylaws, filing applications, and submitting and obtaining the business license). Follow-up support services, such as opening bank accounts, will also be provided by CICP Admin Office upon the request of the Israeli Companies.

支持企业注册：在常州市和武进区工商局、环保局的支持下，中以常州创新园管理办公室可为以色列外商独资企业的注册提供一站式免费服务。将推荐专业人员协助成立以色列外商独资企业（包括但并不限于准备文件、提出申请、提交和取得商业执照）。专业团队还会根据以色列企业的要求，提供后续支撑服务，如开通银行账户等等。

Intellectual Property ("IP") Consulting and Service: Israeli WFOEs will receive free consulting services from governmental institutions with respect to IP issues. Israeli WFOEs also can get access to resources available to address IP issues from a dedicated IP agency for Israeli hi-tech projects based in the Park, including the following:

知识产权咨询与服务：以色列外商独资企业将免费获得政府机构提供的知识产权咨询服务，并且可以获得解决知识产权问题所需的相关资源，这些资源由中以常州创新园内专门为以色列高科技项目设立的知识产权服务中心提供，具体如下：

1. Duly authorized support by the Intellectual Property Bureau of Jiangsu Province ("**SIPO Jiangsu**")

1、江苏省知识产权局提供正式授权的支持服务；

2. CICP has made the Park the pilot area of IP protection and cooperation between PRC and Israel. Being managed by a professional agency, the Intellectual Property Office of CICP ("**SIPO CICP**") will offer comprehensive PRC IP related consultation services in all aspects including but not limited to IP creation, utilization, IP transfer management and protection, etc.

2、中以常州创新园已定位为中以两国知识产权保护与合作试点区域。中以常州创新园知识产权办公室由专业机构管理，提供全方位的知识产权咨询服务，包括但并不限于知识产权的创造、使用、转移管理和保护等；

3. SIPO CICP will provide guidance to Israeli WFOEs regarding IP protection in the PRC. SIPO CICP will also cooperate with third party professional service providers in offering comprehensive IP professional services, such as IP related legal services.

3. 中以常州创新园知识产权办公室将为以色列外商独资企业提供有关中国境内知识产权保护的指导，还将与第三方专业服务机构合作，共同提供知识产权专业服务，例如与知识产权相关的法律服务；

4. SIPO CICP will regularly organize free lectures and events on Chinese IP utilizations and protections.

4、中以常州创新园知识产权办公室将定期组织有关中国知识产权利用与保护的免费讲座和活动；

5. SIPO CICP has maintained a works closely with Changzhou Intermediate Court and Wujin District Court. The IP Circuit Court of Changzhou Intermediate Court and the IP Circuit Court of Wujin District Court were established in the Park in order to assist in legal enforcement issues and to improve the effectiveness of local courts.

5、中以常州创新园知识产权办公室与常州市中级人民法院和武进区人民法院已建立密切合作关系。中以常州创新园内已建立常州市中级人民法院知识产权巡回审判法庭和武进区人民法院知识产权巡回审判法庭，一方面提供法律执行方面的援助，另一方面提高当地法院的办事效率；

6. Any duly authorized and valid patent registered in PRC will be protected by SIPO CICP and SIPO Jiangsu in accordance with the laws and regulations of the PRC.

6、中以常州创新园知识产权办公室和江苏知识产权局将根据中华人民共和国法律法规，对任何在中国正式授权的有效专利都将予以保护；

7. SIPO CICP will make the best efforts in assisting Israeli WFOEs in any IP disputes within Jiangsu Province. Meanwhile, for cross provincial IP disputes encountered by Israeli WFOEs, SIPO CICP will look at its connections and network to assist Israeli WFOEs within SIPO CICP's abilities.

7、中以常州创新园知识产权办公室将竭尽全力协助以色列外商独资企业解决任何有关知识产权的纠纷。对于以色列外商独资企业面临的跨省知识产权纠纷，常州创新园知识产权办公室将尽己所能、发动关系网络为色列外商独资企业提供援助；

Marketing Services: Israeli WFOEs can receive free-of-charge marketing management and general marketing consulting, as well as other services provided by governmental institutions, such as but not limited to services provided by various industry associations and chambers of commerce, in order to help Israeli WFOEs successfully enter the PRC market. Other marketing services such as advertising exhibitions, online marketing, telephone marketing and e-commerce platforms, will be provided by professional third-party service providers that are partners of CICP.

营销服务：以色列外商独资企业可以得到免费的营销管理和一般性营销咨询服务，以及政府机构提供的其他服务，例如但并不限于各家产业协会和商会提供的服务。希望此举有助于以色列外商独资企业进入中国市场。其他诸如广告展示、网上营销、电话营销和电商平台的营销服务将由中以常州创新园的合作伙伴——专业第三方服务机构予以提供。

Support for Work Visas: Israeli employees of the Israeli WFOEs can receive assistance from the CICP Admin Office in the application process for work visas. With the support of the Human Resource and Social Security Bureau of Jiangsu Province and Changzhou city, CICP Admin Office can provide complete services to Israeli WFOEs to apply for work visas for their employees.

工作签证支撑服务：以色列外商独资企业的以色列籍员工可以从中以常州创新园管理办公室获得工作签证申请流程方面的帮助。在江苏省和常州市人力资源和社会保障局的支持下,办公室可以为以色列外商独资企业提供全套服务，帮助其员工申请工作签证。

<u>Appendix D</u>

附录D

JOINDER TO PARTICIPATION AGREEMENT

声明

The undersigned hereby irrevocably consents to and agrees to be bound by all the terms, covenants and provisions, applicable to the Company, of the Participation Agreement (the "**Agreement**") dated______,______ by and among <u>Foresight Automotive Ltd.</u>, a company registered under the laws of the State of Israel, registration no____________ (the "**Company**") and the Administrative Office of China Israel Changzhou Innovation Park ("**CICP**"), a public institution with legal person status registered under the laws of the People's Republic of China ("**PRC**").

签署人特此不可撤销地同意并接受《进区协议》中关于公司的所有条款，《进区协议》由<u>以色列Foresight Automotive</u>公司（一家根据以色列法律注册的公司，注册号________________）与中国以色列常州创新园管理办公室（根据中国法律登记的公共机构法人）于 年_____月_____日签订。

The undersigned further acknowledges and agrees that upon execution and delivery of this Joinder, the undersigned shall be deemed a participant of CICP, and be fully bound by the obligations of the Company, as applicable in the accordance with the Agreement.

签字人进一步确认并同意，在签署并交付本共同协议时，签字人应被视为园区管委会的进区企业，并完全受本公司根据本协议所适用的条款的约束。

The undersigned's execution of this Joinder shall constitute, for all intents and purposes, its execution of the Agreement.

签署人对本声明的签署，实质上构成其对本协议的签署。

Dated: January 13, 2022

日期: 2022年　　　月　　　日Agreed

and acknowledged by:

同意并承认

By: Foresight Changzhou Automotive Ltd.
Name: Eli Yoresh

姓名：

Title: Legal Representative

职位：

Address: Room 705-6, 7F Building 10, Sino-Israel Innovation Park, No. 13-67, Changwu Middle Road, Wujin, Changzhou

地址：